Exhibit 99.1

Providian Financial Corporation Reports

Third Quarter 2003 Earnings of $85.3 Million;

Earnings Per Diluted Share of $0.29

• New strategic partnership programs announced

• Net credit losses continue to decline

San Francisco, CA, October 29, 2003 — Providian Financial Corporation (NYSE: PVN) today announced net income for the third quarter of 2003 of $85.3 million, or $0.29 per diluted share.

“We delivered a solid quarter that was consistent with our expectations,” said Joseph Saunders, Providian’s chairman and chief executive officer.  “This quarter we also made significant strides in the extension of our marketing strategy with the announcement of several new strategic partnerships that we expect will contribute to our account and receivables growth going forward.”

Third Quarter Financial Highlights

Total net revenues on a reported basis, comprised of reported net interest income and reported non-interest income, totaled $526.3 million in the third quarter of 2003, compared to $521.1 million in the second quarter of 2003.  Total net revenues on a managed basis, comprised of net interest income and non-interest income from both reported and securitized loans, totaled $977.1 million in the third quarter of 2003, compared to $1,043.8 million in the second quarter of 2003. The reported and managed net interest margins on loans in the third quarter of 2003 were 8.87% and 14.79%, compared to 10.16% and 15.09% in the second quarter of 2003, respectively.

Net credit losses in the third quarter of 2003 were better than the Company’s expectations at $156.2 million on a reported basis and $607.0 million on a managed basis, resulting in reported and managed net credit loss rates of 10.65% and 14.37%, respectively.  The third quarter net credit loss rates compare to a reported net credit loss rate of 14.19% and a managed net credit loss rate of 16.84% in the second quarter of 2003.  The Company’s reported and managed 30+ day delinquency rates at the end of the third quarter of 2003 were 7.18% and 9.68%, respectively, compared to 7.64% and 9.72%, respectively, at the end of the second quarter of 2003.

Non-interest expense for the third quarter of 2003 was $286.6 million, compared to $324.6 million in the second quarter of 2003. The majority of the reduction in non-interest expense was driven by non-marketing expenditures, including lower collections costs and lower expenditures for salaries and employee benefits.

Loans receivable, as of September 30, 2003, were $5.99 billion on a reported basis and $16.95 billion on a managed basis.  This compares to reported loans receivable and managed loans receivable at June 30, 2003 of $6.42 billion and $17.80 billion, respectively.  The reported and managed loans receivable at June 30, 2003 included approximately $667 million in loans held for sale that were sold on August 1, 2003.  The Company added approximately 400,000 gross new accounts in the third quarter of 2003 and ended the quarter with approximately 10.8 million customer accounts.

The Company ended the third quarter of 2003 with total equity of $2.26 billion and an allowance for credit losses of $644.0 million, which together represent 48% of reported loans and 17% of managed loans.  Cash and investments ended the quarter at approximately $5.8 billion, representing approximately 97% of total reported loans and approximately 34% of total managed loans.

Strategic Partnership Programs

The Company recently announced several new strategic partnerships including an agreement with MBNA to cooperatively issue the eBay “Anything Points” MasterCard, an agreement with the Democratic National Committee to market DNC Visa cards and an agreement with the North American Membership Group to issue affinity credit cards for its membership clubs.

Managed Financial Information

The Company presents financial information on both a reported and managed basis.  “Reported” financial information refers to GAAP financial information while “managed” financial information is derived by adjusting the reported financial information to add back securitized loan balances and the related finance charge and fee income, credit losses, and net interest costs.  The interests the Company retains in the securitized loan balances creates financial exposure to the current and expected cash flows of the securitized loans.  Although the loans sold are not on the Company’s balance sheet, their performance affects the Company’s retained interests in the securitizations as well as its results of operations and its financial position.  In addition, the Company continues to service the securitized loans.

About Providian

San Francisco-based Providian Financial is a leading provider of credit cards to Middle America customers throughout the U.S.  By combining experience, analysis, technology and outstanding customer service, Providian seeks to build long-lasting relationships with its customers by providing products and services that meet their evolving financial needs.

Certain statements contained in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to the “safe harbor” created by those sections.  Forward-looking statements include, without limitation:

expressions of “belief,” “anticipation,” or “expectations” of management; statements as to industry trends or future results of operations of the Company and its subsidiaries; and other statements that are not historical fact.  Forward-looking statements are based on certain assumptions by management and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.  These risks and uncertainties include, but are not limited to, competitive pressures; factors that affect delinquency rates, credit loss rates and charge-off rates; general economic conditions; consumer loan portfolio growth; changes in the cost and/or availability of funding due to changes in the deposit, credit or securitization markets; changes in the way the Company is perceived in such markets and/or conditions relating to existing or future financing commitments; the effect of government policy and regulation, whether of general applicability or specific to the Company, including restrictions and/or limitations relating to the Company’s minimum capital requirements, deposit taking abilities, reserving methodologies, dividend policies and payments, growth, and/or underwriting criteria; year-end audit adjustments; changes in accounting rules, policies, practices and/or procedures; the success of product development efforts; legal and regulatory proceedings, including the impact of ongoing litigation; interest rates; one-time charges; extraordinary items; the ability to recruit and replace key personnel; and the impact of existing, modified, or new strategic initiatives.  These and other risks and uncertainties are described in detail in the Company’s Annual Report on Form 10-K and Annual Report to Stockholders for the fiscal year ended December 31, 2002 under the headings “Cautionary Statement Regard Forward-Looking Information” and “Risk Factors.” Readers are cautioned not to place undue reliance on any forward-looking statement, which speaks only as of the date thereof.  The Company undertakes no obligation to update any forward-looking statements.

For more information — Investors please call Jack Carsky at 415-278-4977 or Bill Horning at 415-278-4602.

Media, please contact Alan Elias at 415-278-4189 or Beth Haiken at 415-278-4889.

Note:  Investor information is available on Providian Financial’s website at www.providian.com.

Providian Financial Corporation
Financial & Statistical Summary
Reported Financial Measures
(unaudited)

	2003	2003	2003	2002	2002
(in millions, except per share and employee data)	Q3	Q2	Q1	Q4	Q3
Reported Earnings:
Net Interest Income	$80.9	$127.8	$180.4	$186.2	$199.5
Non-Interest Income	445.4	393.3	417.5	293.1	465.1
Total Net Revenue	526.3	521.1	597.9	479.3	664.6
Provision for Loan Losses	98.7	132.0	261.8	139.0	192.4
Non-Interest Expense	286.6	324.6	328.3	320.3	452.2
Income From Operations Before Income Taxes	141.0	64.5	7.8	20.0	20.0
Income Tax Expense (Benefit)	55.7	25.5	3.1	7.9	(22.1)
Net Income	$85.3	$39.0	$4.7	$12.1	$42.1
Reported Financial Data:
Quarter:
Net Credit Losses (1)	$156	$237	$296	$299	$244
Provision for Credit Losses	$99	$132	$262	$139	$192
Quarter End:
Total Loans	$5,994	$6,417	$7,147	$6,908	$8,198
Total Assets	$15,329	$16,206	$16,607	$16,651	$17,218
Total Equity	$2,257	$2,181	$2,134	$2,139	$2,131
Quarter Average:
Total Loans	$5,866	$6,684	$7,500	$8,046	$7,305
Earning Assets	$12,869	$14,048	$13,604	$14,236	$15,011
Total Assets	$15,740	$16,460	$16,518	$16,757	$17,384
Total Equity	$2,198	$2,161	$2,088	$2,100	$2,107
Key Reported Statistics:
Net Interest Margin (Earning Assets)	2.51%	3.64%	5.30%	5.23%	5.32%
Net Interest Margin (Loans)	8.87%	10.16%	11.50%	11.02%	12.93%
Risk-Adjusted Margin (Loans) (2)	28.61%	19.51%	17.98%	10.71%	25.02%
Non-interest Income Margin (3)	30.38%	23.54%	22.27%	14.57%	25.47%
Return on Assets	2.17%	0.95%	0.11%	0.29%	0.97%
Return on Equity	15.52%	7.23%	0.90%	2.31%	8.00%
Allowance as a Percent of Loans	10.74%	12.20%	13.69%	14.67%	15.26%
Net Credit Loss Rate (1)	10.65%	14.19%	15.79%	14.88%	13.38%
Delinquency Rate (30+ Days)	7.18%	7.64%	8.76%	10.00%	8.14%
Equity to Loans	37.65%	33.99%	29.86%	30.96%	25.99%
Equity to Assets	14.72%	13.46%	12.85%	12.85%	12.38%
Common Share Statistics:
Earnings Per Common Share — Basic	$0.30	$0.14	$0.02	$0.04	$0.15

Earnings Per Common Share — Assuming Dilution	$0.29	$0.13	$0.02	$0.04	$0.15

Book Value Per Share (Period End)	$7.78	$7.51	$7.36	$7.39	$7.37
Total Market Capitalization (Period End)	$3,421	$2,689	$1,901	$1,878	$1,417
Shares Outstanding (Period End)	290.2	290.4	289.8	289.4	289.2
Weighted Average Shares O/S — Basic	287.6	286.3	286.2	285.4	285.3
Weighted Average Shares O/S — Diluted	291.9	289.8	290.4	289.2	294.1

Accounts	10.8	11.4	11.7	12.0	12.7
Employees (FTE)	5,012	5,692	6,083	6,261	7,331

(1)          The net credit losses for the second quarter of 2003 exclude the fair value adjustments on loans held for securitization or sale.

(2)          Represents reported interest income on loans plus non-interest income, less interest expense allocated to loans, and less net credit losses, expressed as a percentage of average reported loans.

(3)          Represents reported non-interest income expressed as a percentage of average reported loans.

Providian Financial Corporation
Financial & Statistical Summary
Managed Financial Measures
(unaudited)

	2003	2003	2003	2002	2002
(dollars in millions)	Q3	Q2	Q1	Q4	Q3
Managed Net Revenue:
Net Interest Income	$590.7	$649.5	$705.5	$734.6	$779.8
Non-Interest Income	386.4	394.3	430.9	283.8	444.1
Total Net Revenue (1)	$977.1	$1,043.8	$1,136.4	$1,018.4	$1,223.9
Managed Financial Data:
Quarter:
Net Credit Losses (2)	$607	$760	$835	$838	$804
Net Change in Reported Allowance for Credit Losses (3)	(57)	(105)	(34)	(160)	(53)
Adjusted Credit Losses	$550	$655	$801	$678	$751

Quarter End:
Total Loans (4)	$16,945	$17,798	$18,470	$19,628	$19,453
Securitized Loans (5)	$10,951	$11,381	$11,323	$12,720	$11,255
Total Assets (6)	$23,779	$25,131	$25,532	$26,484	$26,893
Total Equity	$2,257	$2,181	$2,134	$2,139	$2,131
Quarter Average:
Total Loans	$16,891	$18,045	$18,952	$19,344	$19,237
Securitized Loans (5)	$11,026	$11,361	$11,452	$11,294	$11,932
Earning Assets	$23,894	$25,409	$25,056	$25,534	$26,942
Total Assets	$24,462	$25,385	$25,494	$26,222	$27,511
Total Equity	$2,198	$2,161	$2,088	$2,100	$2,107
Key Managed Statistics:

Net Interest Margin (Earning Assets) (7)	9.89%	10.22%	11.26%	11.51%	11.58%
Net Interest Margin (Loans) (8)	14.79%	15.09%	15.41%	15.67%	16.73%
Risk-Adjusted Margin (Loans) (9)	9.57%	6.99%	6.89%	4.20%	9.25%
Non-interest Income Margin (10)	9.15%	8.74%	9.09%	5.87%	9.23%
Return on Assets	1.40%	0.62%	0.07%	0.18%	0.61%
Net Credit Loss Rate (2)	14.37%	16.84%	17.61%	17.34%	16.71%
Delinquency Rate (30+ Days)	9.68%	9.72%	10.31%	11.11%	11.23%
Equity to Managed Loans	13.32%	12.25%	11.55%	10.90%	10.95%
Equity to Managed Assets	9.49%	8.68%	8.36%	8.08%	7.92%

(1)            Represents the interest income and non-interest income earned from managed loans receivable and investments less interest expense, including the interest costs payable to securitization investors.

(2)            The net credit losses for the second quarter 2003 exclude the fair value adjustments on loans held for securitization or sale.

(3)            The net change in the reported allowance for credit losses excludes the allowance transferred to loans held for securitization or sale.

(4)            Represents all loans receivable from customer accounts that are managed by the Company, including the loans receivable reported on the Company’s statements of financial condition and the loans receivable removed or reclassified from the Company’s statements of financial condition through securitizations. Loans receivable amounts exclude estimated uncollectible finance charges and fees.

(5)            Effective December 2002, the Company adopted the federal banking agencies accrued interest receivable, or AIR, guidance, resulting in a reclassification of a portion of accrued interest receivable from reported loans receivable to due from securitizations for 2003 and for the fourth quarter 2002. Securitized loans for 2003 and the fourth quarter 2002 reflect the AIR reclassification.

(6)            Managed assets represent total assets reported on the Company’s statements of financial condition, plus the loans receivable removed or reclassified from loans receivable on its statements of financial condition through securitizations, less the retained interests from securitizations reported on its statement of financial condition.

(7)            Represents the net interest income recognized on managed earning assets, expressed as a percentage of managed average earning assets.

(8)            Represents the interest income recognized on managed average loans receivable, expressed as a percentage of managed average loans receivable, less interest expense on deposits and borrowings, including the interest costs payable to securitization investors, expressed as a percentage of managed average earning assets.

(9)            Represents managed interest income on loans plus non-interest income, less interest expense allocated to loans, and less net credit losses, expressed as a percentage of average managed loans.

(10)      Represents managed non-interest income expressed as a percentage of average managed loans.  Managed non-interest income excludes the interest income reclassification related to certain retained beneficial interests.

Providian Financial Corporation
Delinquency Summary
(unaudited)
Quarterly

(dollars in thousands)	2003 Q3		2003 Q2 (4)		2003 Q1		2002 Q4		2002 Q3
	Loans	% of Total Loans	Loans	% of Total Loans	Loans	% of Total Loans	Loans	% of Total Loans	Loans	% of Total Loans
Reported
Loans outstanding (1) (2)	$5,994,446	100.00%	$6,418,050	100.00%	$7,145,817	100.00%	$6,899,849	100.00%	$8,185,724	100.00%
Loans delinquent
30 — 59 days	$138,168	2.31%	$156,615	2.44%	$173,449	2.43%	$205,605	2.98%	$243,298	2.97%
60 — 89 days	97,361	1.62%	115,372	1.80%	136,652	1.91%	147,057	2.13%	166,733	2.04%
90 or more days	194,822	3.25%	218,116	3.40%	315,630	4.42%	336,979	4.89%	256,676	3.13%

Total	$430,351	7.18%	$490,103	7.64%	$625,731	8.76%	$689,641	10.00%	$666,707	8.14%

Securitized
Loans outstanding (3)	$10,951,709		$11,381,475		$11,323,170		$12,719,752		$11,255,146
Loans delinquent
30 — 59 days	$382,647		$377,089		$353,358		$460,295		$432,957
60 — 89 days	275,898		291,690		283,102		335,700		335,712
90 or more days	552,222		571,358		642,045		694,129		747,759

Total	$1,210,767		$1,240,137		$1,278,505		$1,490,124		$1,516,428

Managed
Loans outstanding (1)	$16,946,155	100.00%	$17,799,525	100.00%	$18,468,987	100.00%	$19,619,601	100.00%	$19,440,870	100.00%
Loans delinquent
30 — 59 days	$520,815	3.07%	$533,704	3.00%	$526,807	2.85%	$665,900	3.39%	$676,255	3.48%
60 — 89 days	373,259	2.20%	407,062	2.29%	419,754	2.27%	482,757	2.46%	502,445	2.58%
90 or more days	747,044	4.41%	789,474	4.43%	957,675	5.19%	1,031,108	5.26%	1,004,435	5.17%

Total	$1,641,118	9.68%	$1,730,240	9.72%	$1,904,236	10.31%	$2,179,765	11.11%	$2,183,135	11.23%

(1)          Balances exclude market value adjustments related to the fair value of designated financial instruments during 2003 of $(0.8) million for the third quarter, $(1.3) million for the second quarter and $0.8 million for the first quarter. For 2002, $7.9 million and $12.1 million were excluded for the fourth and third quarters, respectively.

(2)          Effective December 2002, the Company adopted the federal banking agencies’ accrued interest receivable, or AIR, guidance, resulting in a reclassification of a portion of accrued interest receivable from reported loans receivable to due from securitizations for 2003 and the fourth quarter of 2002.

(3)          Excludes the senior seller’s interest in the loans receivable transferred in securitizations. The senior seller’s interest is an undivided interest in the loans transferred to the securitization trust and is included in reported loans receivable.  Effective December 2002, the Company adopted the accrued interest receivable, or AIR, guidance, resulting in a reclassification of a portion of accrued interest receivable from reported loans receivable to due from securitizations for 2003 and for the fourth quarter of 2002. Securitized loans for 2003 and the fourth quarter of 2002 reflect the AIR reclassification.

(4)          Includes Providian Bank loans held for securitization or sale at fair value.  Excluding the Providian Bank loans held for securitization or sale from the second quarter 30+ days delinquency rates would have increased the managed rate from 9.72% to 9.90% and the reported rate from 7.64% to 7.93%.

Providian Financial Corporation
Allowance for Credit Losses

	Three months ended September 30,		Nine months ended September 30,
(dollars in thousands)	2003	2002	2003	2002

Balance at beginning of period	$701,488	$1,224,901	$1,012,461	$1,932,833
Provision for credit losses	98,732	192,366	480,676	764,600
Fair value adjustment — loans available for sale	—	—	11,875	388,230
Credit losses	(206,654)	(278,437)	(847,629)	(1,035,763)
Recoveries	50,416	34,008	158,205	108,881
Credit losses on loans available for sale	—	—	(171,606)	(985,943)
Balance at end of period	$643,982	$1,172,838	$643,982	$1,172,838

Providian Financial Corporation

September 2003 Reported Monthly Net Credit Loss and Delinquency Rates

Providian Financial Corporation’s reported net credit loss rate for the month ended September 30, 2003 and its 30+ day reported delinquency rate as of September 30, 2003 are presented in the table below. Reported monthly net credit loss and delinquency rates exclude the impact of loans receivable removed or reclassified from loans receivable on the Company’s balance sheet through its securitizations.

Monthly Net Credit Loss Rate (1) (3) (4)	30+ Day Delinquency Rate (2) (3) (4)
(Annualized) (Unaudited)	(Unaudited)

9.55%	7.18%

(1)          Represents the principal amounts of reported loans receivable that have been charged off, less the total amount of recoveries on previously charged-off loans, expressed as a percentage of the average reported loans receivable during the period, multiplied by 12. Recoveries include proceeds from the sale of charged-off assets to third parties. Total average reported loans exclude a decrease of $0.9 million for market value adjustments related to the fair value of designated financial instruments.

(2)          Represents reported loans that are 30+ days past due as of the last day of the monthly period, divided by the total reported loans as of the last day of the monthly period. Total reported loans exclude a decrease of $0.8 million for market value adjustments related to the fair value of designated financial instruments.

(3)          In August 2003, in connection with the migration to the Total Systems 2 servicing platform, which increased the functionality of its data system, the Company modified its practice for recognizing the charge-off of bankruptcy accounts.  Previously, the Company batch processed bankruptcy accounts and charged-off the related amounts once a month.  With the change, the Company now charges off bankrupt accounts on a daily basis, generally 30 days after notification of the bankruptcy. This change continues to be within the guidelines provided by the Federal Financial Institutions Examination Council. The Company estimates the change had the effect of reducing the monthly net credit loss rate by approximately 96 basis points and increasing the 30+ day delinquency rate by approximately 6 basis points in September 2003.

(4)          In September, the Company modified its loan re-aging practices. Previously, an account could qualify for re-aging if the customer paid the minimum amount due in each of three consecutive monthly payment cycles.  With the change instituted in September, an account may also qualify for re-aging when the customer pays the cumulative equivalent amount within a three-payment cycle period. This change is also consistent with the guidelines provided by the Federal Financial Institutions Examination Council. This change had the effect of reducing the monthly net credit loss rate by approximately 6 basis points and reducing the 30+ day delinquency rate by approximately 18 basis points in September 2003.

Providian Financial Corporation and Subsidiaries
Consolidated Statements of Financial Condition

	September 30,	December 31,
(dollars in thousands)	2003	2002
	(unaudited)
Assets
Cash and cash equivalents	$516,479	$344,277
Federal funds sold and securities
purchased under resale agreements	3,845,824	3,601,000
Investment securities:
Available-for-sale	1,463,451	1,856,607
Loans receivable, less allowance for credit losses of $643,982 at September 30, 2003 and $1,012,461 at December 31, 2002	5,349,684	5,895,296
Premises and equipment, net	95,602	119,260
Interest receivable	43,430	60,841
Due from securitizations	3,178,223	3,723,382
Deferred tax	225,012	487,529
Other assets	611,055	562,738
Total assets	$15,328,760	$16,650,930

Liabilities
Deposits	$11,180,345	$12,662,077

Short-term borrowings	108,793	91,529
Long-term borrowings	1,153,219	864,048
Deferred fee revenue	116,574	211,978
Accrued expenses and other liabilities	513,207	577,894
Total liabilities	13,072,138	14,407,526

Capital securities	—	104,332

Shareholders’ equity	2,256,622	2,139,072
Total liabilities and shareholders’ equity	$15,328,760	$16,650,930

Providian Financial Corporation and Subsidiaries
Consolidated Statements of Income (unaudited)

	Three months ended September 30,		Nine months ended September 30,
(dollars in thousands, except per share data)	2003	2002	2003	2002

Interest Income
Loans	$200,777	$328,240	$758,857	$1,166,807
Federal funds sold and securities purchased under resale agreements	10,562	13,334	33,998	26,041
Other	24,445	46,902	86,800	132,356
Total interest income	235,784	388,476	879,655	1,325,204

Interest Expense
Deposits	139,470	178,705	453,845	559,746
Borrowings	15,437	10,306	36,774	32,338
Total interest expense	154,907	189,011	490,619	592,084
Net interest income	80,877	199,465	389,036	733,120

Provision for credit losses	98,732	192,366	492,551	1,152,830

Net interest (loss) income after provision for credit losses	(17,855)	7,099	(103,515)	(419,710)

Non-Interest Income
Servicing and securitizations	261,086	125,057	614,402	570,247
Credit product fee income	173,427	273,548	593,234	904,675
Other	10,953	66,503	48,683	613,355
	445,466	465,108	1,256,319	2,088,277

Non-Interest Expense
Salaries and employee benefits	90,050	129,341	282,881	433,219
Solicitation and advertising	38,523	126,404	157,428	339,275
Occupancy, furniture, and equipment	31,571	43,765	91,661	179,520
Data processing and communication	31,064	39,621	94,531	133,615
Other	95,380	113,035	312,969	402,955
	286,588	452,166	939,470	1,488,584
Income from continuing operations before income taxes	141,023	20,041	213,334	179,983
Income tax expense (benefit)	55,704	(22,084)	84,267	41,093
Income from continuing operations after tax	85,319	42,125	129,067	138,890
Income from discontinued operations — net of related taxes	—	—	—	67,156
Net Income	$85,319	$42,125	$129,067	$206,046
Earnings per common share — basic
Income from continuing operations	$0.30	$0.15	$0.45	$0.49
Income from discontinued operations — net of related taxes	—	—	—	0.23
Earnings per common share — basic	$0.30	$0.15	$0.45	$0.72

Earnings per common share — assuming dilution
Income from continuing operations	$0.29	$0.15	$0.45	$0.49
Income from discontinued operations — net of related taxes	—	—	—	0.23
Earnings per common share — assuming dilution	$0.29	$0.15	$0.45	$0.72

Weighted average common shares outstanding — basic (000)	287,620	285,323	286,783	284,649

Weighted average common shares outstanding — assuming dilution (000)	291,871	294,094	289,969	293,935

Providian Financial Corporation
Bank Subsidiaries’ Capital Ratios
Total Risk-Based Capital Ratios as of September 30, 2003  (1)

	Providian	Providian
	National Bank	Bank

Call Report Basis (2)	17.07%	84.87%
Applying Subprime Guidance (excluding AIR) (3)	15.40%	81.41%
Applying Subprime Guidance (including AIR) (4)	13.68%	—

(1)          Total risk-based capital (Tier 1 + Tier 2) divided by total risk-based assets.

(2)          Total risk-based capital ratios as shown on the September 30, 2003 Call Report and includes accrued interest receivable.

(3)          Total risk-based capital ratios after applying the increased risk weightings under  the Expanded Guidance for Subprime Lending Programs (“Subprime Guidance”).  Excludes the effect of adopting the regulatory guidance on the accrued interest receivable asset. Providian Bank is not affected by the accrued interest receivable guidance.

(4)          Total risk-based capital ratios after applying the increased risk weightings under the Subprime Guidance.  Includes the effect of adopting the regulatory guidance on the accrued interest receivable asset. Providian Bank is not affected by the accrued interest receivable guidance.

Providian Financial Corporation
Financial & Statistical Summary
Reconciliation of Reported and Managed Financial Measures

(dollars in millions)	Reported 2003 QTR 03	Securiti- zation Adjust- ment	Managed 2003 QTR 03	Reported 2003 QTR 02	Securiti- zation Adjust- ment	Managed 2003 QTR 02	Reported 2003 QTR 01	Securiti- zation Adjust- ment	Managed 2003 QTR 01	Reported 2002 QTR 04	Securiti- zation Adjust- ment	Managed 2002 QTR 04	Reported 2002 QTR 03	Securiti- zation Adjust- ment	Managed 2002 QTR 03
Earnings:
Interest Income Loans	$200.8	$562.3	$763.1	$247.7	$581.9	$829.6	$310.3	$586.0	$896.3	$323.5	$613.2	$936.6	$328.2	$656.2	$984.4
Interest Income Investments (1)	35.0	(11.4)	23.6	43.9	(14.7)	29.2	41.9	(13.0)	28.9	42.6	(8.6)	34.1	60.3	(13.2)	47.1
Interest Expense	154.9	41.1	196.0	163.8	45.5	209.3	171.8	47.9	219.7	179.9	56.2	236.1	189.0	62.7	251.7
Net Interest Income	$80.9	$509.8	$590.7	$127.8	$521.7	$649.5	$180.4	$525.1	$705.5	$186.2	$548.4	$734.6	$199.5	$580.3	$779.8
Non-Interest Income (1)	445.4	(59.0)	386.4	393.3	1.0	394.3	417.5	13.4	430.9	293.1	(9.3)	283.8	465.1	(21.0)	444.1
Total Net Revenue	$526.3	$450.8	$977.1	$521.1	$522.7	$1,043.8	$597.9	$538.5	$1,136.4	$479.3	$539.1	$1,018.4	$664.6	$559.3	$1,223.9

Financial Data:
Quarter:
Net Credit Losses (2)	$156	$451	$607	$237	$523	$760	$296	$539	$835	$299	$539	$838	$244	$559	$804

Quarter End:
Total Loans (3)	$5,994	$10,951	$16,945	$6,417	$11,381	$17,798	$7,147	$11,323	$18,470	$6,908	$12,720	$19,628	$8,198	$11,255	$19,453
Total Assets	$15,329	$8,450	$23,779	$16,206	$8,925	$25,131	$16,607	$8,925	$25,532	$16,651	$9,833	$26,484	$17,218	$9,675	$26,893
Quarter Average:
Total Loans	$5,866	$11,025	$16,891	$6,684	$11,361	$18,045	$7,500	$11,452	$18,952	$8,046	$11,294	$19,344	$7,305	$11,932	$19,237

Earning Assets	$12,869	$11,025	$23,894	$14,048	$11,361	$25,409	$13,604	$11,452	$25,056	$14,236	$11,298	$25,534	$15,011	$11,932	$26,942
Total Assets	$15,740	$8,722	$24,462	$16,460	$8,925	$25,385	$16,518	$8,976	$25,494	$16,757	$9,465	$26,222	$17,384	$10,127	$27,511

(1)          In November 1999, the Emerging Issues Task Force (EITF) of the FASB issued EITF 99-20, “Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets.” This Pronouncement requires that the holders of retained beneficial interests in securitized financial assets, such as the Company, recognize a portion of securitization (non-interest) income as interest income. EITF 99-20 became effective for fiscal quarters beginning after March 15, 2001.

(2)          The net credit losses for the second quarter of 2003 exclude the fair value adjustments on loans held  for securitization or sale.

(3)          During the second quarter of 2003 loans outstanding include loans held for securitization or sale recorded at fair market value.

Our new book of business comprises 18% of our total managed loans and 50% of our reported loans.

Non-GAAP Managed Financial Information

Loans that have been securitized and sold to third party investors are not considered to be our assets under GAAP and therefore are not shown on our balance sheet. However, the interests we retain in the securitized loan pools create financial exposure to the current and expected cash flows of the securitized loans. Although the loans sold are not on our balance sheet, their performance can affect some or all of our retained interests as well as our results of operations and our financial position. In addition, we continue to service these loans.

Because of this continued exposure and involvement, we use managed financial information to evaluate our historical performance, assess our current condition, and plan our future operations. We believe that managed financial information supplements our GAAP information and is helpful to the reader’s understanding of our consolidated financial condition and results of operations. “Reported” financial information refers to GAAP financial information. “Managed” financial information is derived by adjusting the reported financial information to add back securitized loan balances and the related finance charge and fee income, credit losses, and net interest costs.

The Company in its October 29, 2003 earnings call will be disclosing certain projected financial measures relating to expected performance on a managed basis, such as net credit losses, net interest income margin and non-interest income margin.  The Company develops such projections on a managed basis using managed financial information and does not in the normal course derive comparable GAAP projections.  Developing such comparable GAAP projections would be unreasonably burdensome and in the opinion of management such comparable GAAP projections would not provide to the users of the financial information a significant benefit in understanding the Company’s expected future performance.